Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-146808 on Form S-3 of our report dated March 14, 2007, relating to the financial statements of Genitope Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genitope Corporation for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Form S-3, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, CA November 26, 2007